Exhibit 2.2

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment No. 1”) is executed as of March 21, 2014, by and among MMT Technologies, Inc., a Florida corporation (“Seller”), Otho N. Fletcher, III, as Co-Personal Representative of the Estate of Otho Neal Fletcher, Jr. and Samantha Pratt, as Co-Personal Representative of the Estate of Otho Neal Fletcher, Jr. (collectively referred to herein as the “Selling Principals”), and GlyEco Acquisition Corp. #3, an Arizona corporation (“Buyer”), collectively referred to as the “Parties.”

RECITALS

I.
Buyer, Seller, and Otho N. Fletcher, III and Samantha Pratt, as Co-Personal Representatives of the Estate of Otho Neal Fletcher, Jr. (the “Selling Principals”), executed an Asset Purchase Agreement (the “Agreement”) on May 24, 2012, for the Buyer to purchase Seller’s Business and substantially all of the assets and properties of Seller.

II.	The Selling Principals have since assumed ownership of Seller’s Business from the Selling Principal.

III.	The Parties desire to amend and supplement the Agreement as set forth below.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.	Defined Terms. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

II.	Amendments to the Agreement.

a.
Assumption of Rights, Powers, and Duties.  The Agreement is hereby amended so that the Selling Principals are made a party to the Agreement and shall assume all of the Selling Principal’s rights, powers, and duties under the Agreement.

b.	Amendment to Section 3.1 of the Agreement. Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.1 The Purchase Price.  The total aggregate purchase price for the Assets will be composed of the following, subject to adjustment as provided in Section 3.2 below (the “Purchase Price”):

A.  Stock.  GlyEco, Inc., a Nevada corporation (“GlyEco”) will issue to Seller, and hold in accordance with Section 3.2 below, shares of Common Stock (the “Shares”), $0.0001 par value per share, of GlyEco, in an amount of 204,750 shares. The Shares to be issued shall not have been registered under any applicable securities laws and shall be characterized as restricted shares under the federal securities laws and any state securities law.  Each certificate evidencing the Shares shall bear the legend or a similar legend detailed in Section 10.8.  The Parties agree and acknowledge that the value for each of the Shares shall be the fair market value of GlyEco’s Common Stock as of the Closing Date.

B.  Letter Regarding Allocation of Consideration.  Simultaneous with the execution of this Agreement, Seller and Selling Principals each will execute and deliver to Buyer a copy of the letter attached hereto as Exhibit A regarding the allocation of consideration.

c.	Amendment to Section 3.2 of the Agreement. Section 3.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

3.2  Payment of the Purchase Price; Escrow.  The Purchase Price will be payable to Seller as follows:

A.  Payment at Closing.  Within 15 business days of the Closing, Buyer will deliver 104,750 Shares to Seller.

B.   Escrow; Adjustments of Purchase Price.  At the Closing, Buyer will hold 100,000 Shares (the “Escrow”), to be disbursed to Seller as described in this Section 3.2 B.  All Shares held in Escrow will at all times secure the obligations, representations, warranties, indemnification obligations of Seller and Selling Principals under this Agreement and the Ancillary Documents.  Shares may be cancelled and retained by Buyer from the Escrow, from time-to-time (with each Share having the value of the fair market value of GlyEco’s Common Stock as of the Closing Date) in connection with any liabilities indemnified by Seller or Selling Principals pursuant to the terms and conditions of this Agreement and the Ancillary Documents.

C.  Escrow Distribution; Limitations.  Any Shares remaining in Escrow on September 1, 2014, after adjustments permitted under this Agreement, shall be released and delivered to Seller to the extent there remain no further liabilities for which Buyer has notice that would be covered by Seller’s indemnification obligations hereunder.

D.  Escrowed Shares.  Nothing contained in this Section 3.2 will be construed to require Buyer to hold Shares in escrow in any fiduciary capacity or to treat any Shares held in the Escrow in any manner other than as collateral security for the indemnified liabilities and the obligations of Seller and Selling Principals’ obligations under this Agreement.  The rights of Buyer under this Section 3.2 will not be exclusive, and Buyer, at its option, will be entitled to proceed against Seller and Selling Principals to recover any monies, which become due to it under this Agreement.

d.	Amendment to Section 3.4 of the Agreement. Section 3.4 of the Agreement is hereby amended to change the effective “Closing Date” and “Closing” to March 21, 2014.

e.	Amendment to Section 4.14 of the Agreement. Section 4.14 of the Agreement is hereby deleted in its entirety, as Selling Principals and Buyer will no longer be entering into an Employment Letter.

f.	Amendment to Section 4.15 of the Agreement. Section 4.15 of the Agreement is hereby deleted in its entirety, as Buyer no longer requires Seller to furnish a legal opinion.

g.
Amendment to Section 4.16 of the Agreement.  Section 4.16 of the Agreement is hereby deleted in its entirety, as Buyer no longer requires Seller to transfer a net working capital of not less than $20,000.

h.
Amendment to Section 4.19 of the Agreement.  Section 4.19 of the Agreement is hereby amended to reflect that a PCAOB audit will not be completed prior to, and is not a condition of, Closing, but that the Buyer may instead have such an audit completed post-Closing.

i.	Addition of Section 5.5 to the Agreement. Section 5.5 of the Agreement is hereby deleted in its entirety, as Selling Principals and Buyer will no longer be entering into an Employment Letter.

j.	Amendment to Section 6.6 of the Agreement. Section 6.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.6  Absence of Defaults.  Seller is not in default under, or in violation of, any provision of any of the Seller Documents.  Except for that certain mortgage loan in favor of First Citrus Bank, for which Seller is paying all past-due amounts and entering into a Forbearance Agreement with First Citrus Bank in conjunction with the Closing, Seller is not in default under, or in violation of, any provision of any indenture, mortgage, deed of trust, loan agreement, or similar debt instrument, or any other Contract to which Seller is a party or by which Seller is bound or to which any of its properties (including the Assets) are subject, nor is Seller aware of any fact, circumstance, or event that has occurred which, upon notice, lapse of time, or both, would constitute such a default or violation.  Seller is not in violation of any applicable Legal Requirement or any statute, rule, regulation, or Order of any Governmental Entity having jurisdiction over the Assets, the Business, Seller, or any of Seller’s properties.

k.	Amendment to Section 6.7.A of the Agreement. Section 6.7.A of the Agreement is hereby deleted in its entirety and replaced with the following:

6.7  Financial Statements.

A.  The following documents are attached to Schedule 6.7.A of the Seller Disclosure Schedule: (a) Seller’s statements of income and expenses for the twelve month periods ending December 31, 2010, December 31, 2011, and December 31, 2012, the balance sheets of Seller as of such dates, and the statements of cash flow of Seller as of such dates; and (b) the balance sheet of Seller and the statement of cash flow as of June 30, 2013 (the “Seller Interim Balance Sheet”) (all collectively referred to as the “Seller Financial Statements”).

l.	Amendment to Section 6.10 of the Agreement. Section 6.10 of the Agreement is hereby amended to change the date to June 30, 2013.

m.	Amendment to Section 6.10.C of the Agreement. Section 6.10.C of the Agreement is hereby deleted in its entirety and replaced with the following:

Adverse change in the Assets, the Business, the financial condition, liabilities, operations, or prospects of Seller, except as otherwise disclosed by Seller;

n.	Amendment to Section 6.10.E of the Agreement. Section 6.10.E of the Agreement is hereby deleted in its entirety and replaced with the following:

Loss of employees, suppliers, or customers or other event or condition of any character adversely affecting the Assets, the Business, or the financial condition, operations, or prospects of Seller; except as otherwise disclosed by Seller;

o.
Amendment to Section 6.13 of the Agreement.  Section 6.13 of the Agreement is hereby amended to clarify that Seller has not disclosed, and Buyer is not requiring disclosure, of software licenses and similar generally available Intellectual Property, it being agreed that such Intellectual Property rights are not material.

p.	Amendment to Section 6.16 of the Agreement. The phrase “the date of the last audited balance sheet of Seller” in the last sentence of Section 6.16 is hereby replaced with “June 30, 2013.”

q.	Amendment to Section 6.17 of the Agreement. The phrase “the date of the last audited balance sheet of Seller” in the fourth sentence of Section 6.17 is hereby replaced with “June 30, 2013.”

r.	Amendment to Section 6.18 of the Agreement. The phrase “the date of the last audited balance sheet of Seller” is hereby replaced with “June 30, 2013.”

s.	Amendment to Section 6.22 of the Agreement. Section 6.22 of the Agreement is hereby amended to recognize that Seller has not yet filed Tax returns, reports, and statements for tax year 2012.

t.	Amendment to Section 8.2 of the Agreement. Section 8.2 of the Agreement is hereby deleted in its entirety.

u.
Amendment to Section 9.1.B of the Agreement.  Section 9.1.B. of the Agreement is hereby amended to delete the requirements of Seller and Selling Principals to deliver the Employment Letter, the Legal Opinion, and a Net Working Capital of not less than $20,000.

v.	Amendment to Section 10.8 of the Agreement. Section 10.8 of the Agreement is hereby amended to adjust the market stand off time period to begin on the Closing Date and end on June 30, 2014.

w.	Amendment to Section 13.4 of the Agreement. Section 13.4 of the Agreement is hereby amended to remove the “with copy to” address in respect to notifying Buyer.

IV.	No Other Amendments. All other terms of the Agreement shall remain unchanged and in full force and effect.

V.
Other Actions Necessary.  At the reasonable request of one of the Parties hereto, the other party shall execute any other documents or take any other reasonable actions necessary to effectuate this Amendment No. 1.

VI.	Exhibits. The Exhibits attached to this Amendment No. 1 are hereby incorporated into and made a part of the Agreement.

VII.	Binding Effect. This Amendment No. 1 shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

VIII.	Amendments, Changes, and Modifications. This Amendment No. 1 may not be amended, changed, modified, altered, or terminated without the prior written consent of all of the Parties hereto.

IX.
Waiver.  No waiver of any of the provisions of this Amendment No. 1 will be deemed, or will constitute, a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver, and no waiver will be binding unless executed in writing by the party making the waiver.

X.	Severability. In the event that any provision of this Amendment No. 1 is deemed unenforceable, all other provisions shall remain in full force and effect.

XI.
Governing Law.  This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.

XII.	Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of March 21, 2014.

SELLER:

MMT TECHNOLOGIES, INC., a Florida
corporation

By:

Name:

Title:

SELLING PRINCIPALS:

OTHO N. FLETCHER, III., as Co-Personal
Representative of the Estate of Otho Neal Fletcher, Jr.

SAMANTHA PRATT, as Co-Personal
Representative of the Estate of Otho Neal Fletcher, Jr.

BUYER:

GLYECO ACQUISITION CORP. #3, an
Arizona corporation

By:
John d’Arc Lorenz, II, President

GLYECO (solely for the purpose of Section
3.1(A) of the Agreement)

GLYECO, INC., a Nevada corporation

By:
John d’Arc Lorenz, II, Chairman/CEO